                                          Filed Pursuant to Rule 424(b)(5)
                                          File No. 33-63243
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 11, 1998)

                                  $150,000,000
                         NORTHERN STATES POWER COMPANY
                           (A MINNESOTA CORPORATION)
                               ------------------

             6 1/2% FIRST MORTGAGE BONDS, SERIES DUE MARCH 1, 2028
                              --------------------

                    Interest Payable March 1 and September 1

                            ------------------------

    Interest on the 6 1/2% First Mortgage Bonds, Series due March 1, 2028 (the "Offered Bonds") is payable on March 1 and September 1 of each year, commencing September 1, 1998. The Offered Bonds are not redeemable prior to maturity. See "Supplemental Description of Offered Bonds".

    The Offered Bonds will be represented by global bonds registered in the name of a nominee of The Depository Trust Company, as depository ("DTC"). Beneficial interests in the Offered Bonds will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to participants' interests) and its participants. Except as described in the accompanying Prospectus, Offered Bonds in certificated form will not be issued in exchange for the global bonds.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                         PUBLIC (1)       COMMISSIONS (2)      COMPANY (1)(3)
Per Bond...........................................       98.826%              0.641%             98.185%
Total..............................................     $148,239,000          $961,500          $147,277,500

(1) Plus accrued interest from March 1, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of $550,000 payable by the Company.

                            ------------------------

    The Offered Bonds are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Offered Bonds will be made through the book-entry facilities of The Depository Trust Company in New York, New York on or about March 17, 1998.

                            ------------------------

SALOMON SMITH BARNEY
         ABN AMRO
                   BANCAMERICA
                            BEAR STEARNS & CO. INC.
                                      CHASE SECURITIES INC.
                                                NATIONSBANC

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 11, 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED BONDS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF OFFERED BONDS PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE OFFERED BONDS, THE PURCHASE OF OFFERED BONDS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SHORT POSITION IN THE OFFERED BONDS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE OFFERED BONDS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

                       CONCURRENT OFFERING OF ADDITIONAL
                              FIRST MORTGAGE BONDS

    Concurrently with the offering made by this Prospectus Supplement, the Company intends to issue and sell in an underwritten public offering $100,000,000 in principal amount of the Company's 5 7/8% First Mortgage Bonds, Series due March 1, 2003 (the "5 7/8% Bonds"). The offering of the 5 7/8% Bonds is being made by a separate prospectus supplement. The sale of the Offered Bonds being offered hereby and the 5 7/8% Bonds are separate transactions, not contingent one upon the other.
                            ------------------------

                                USE OF PROCEEDS

    The net proceeds from the sale of $250,000,000 in aggregate principal amount of the Offered Bonds and, if consummated, from the 5 7/8% Bonds, will be added to the general funds of the Company and applied to the redemption of 300,000 shares of Cumulative Preferred Stock, Adjustable Rate Series A, and 650,000 shares of Cumulative Preferred Stock, Adjustable Rate Series B, each at a redemption price of $100 per share. The balance of the net proceeds will be used for general corporate purposes, which may include the redemption of one or more series of outstanding first mortgage bonds and the repayment of short-term borrowings, which aggregated $110 million as of March 2, 1998.

                   SUPPLEMENTAL DESCRIPTION OF OFFERED BONDS

    The following description of the particular terms of the Offered Bonds supplements the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus under the caption "Description of New Bonds," to which description reference is hereby made. The following brief summaries of certain provisions contained in the Supplemental Trust Indenture, dated March 1, 1998, relating to the Offered Bonds (the "New Supplemental Indenture") do not purport to be complete, use certain terms defined in the New Supplemental Indenture, and are qualified in their entirety by express reference to the provisions of the New Supplemental Indenture. Capitalized words not defined herein are used as defined in the accompanying Prospectus or the New Supplemental Indenture.

GENERAL

    Interest on the Offered Bonds at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from March 1, 1998, and is to be payable semi-annually on March 1 and September 1, beginning September 1, 1998. Subject to certain exceptions, the New Supplemental Indenture provides for the payment of interest on the interest payment date only to persons in whose names the Offered Bonds are registered on the Record Date (the February 18 prior to March 1 and the August 31 prior to September 1 unless any Record Date is not a Business Day, in which event the Record Date will be the next preceding Business
Day).

REDEMPTION AND SINKING FUND PROVISIONS

    The Offered Bonds will not be redeemable prior to maturity and will not be subject to a sinking fund.

BOOK-ENTRY BONDS

    The Offered Bonds will be issued initially as global securities and, accordingly, will be represented by two fully-registered global securities (the "Global Securities") in the aggregate principal amount of the

Offered Bonds. The Global Securities will be deposited with, or on behalf of, DTC, or its successor, as depository (the "Depository"), and registered in the name of the Depository or a nominee of the Depository.

    So long as the Depository, or its nominee, is the registered owner of a Global Security, such Depository or such nominee, as the case may be, will be considered the owner of such Global Security for all purposes, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in a Global Security will not be entitled to have any individual Offered Bonds registered in their names, will not receive or be entitled to receive physical delivery of any such Offered Bonds and will not be considered the owners of Offered Bonds under the Indenture. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as defined below), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of such Offered Bonds.

    If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual securities in certificated form ("Certificated Securities") in exchange for the Global Security or Global Securities representing the corresponding book-entry Offered Bonds represented by one or more Global Securities and, in such event, will issue Certificated Securities in exchange for the Global Securities representing the corresponding book-entry Offered Bonds. Further, in such event, an owner of a beneficial interest in a Global Security representing book-entry Offered Bonds may, on terms acceptable to the Company and the Depository for such Global Security, receive such book-entry Offered Bonds as Certificated Securities. In any such instance, an owner of a beneficial interest in a Global Security representing book-entry Offered Bonds will be entitled to physical delivery of individual Certificated Securities equal in principal amount to such beneficial interest and to have such Certificated Securities registered in the name of such owner. Certificated Securities will be issued as fully registered Offered Bonds in denominations of $1,000.

    DTC will act as securities depository for the Global Securities. The Offered Bonds will be registered in the name of Cede & Co. (DTC's partnership nominee). Two fully-registered Global Securities certificates will be issued in the aggregate principal amount of the Offered Bonds, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of the Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of

Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

    To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Global Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest on the Offered Bonds represented by Global Securities to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor securities depository is not obtained, Offered Bonds in certificated form are required to be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and the Company and the Underwriters take no responsibility for the accuracy thereof.

    The Underwriters are Direct Participants of DTC.

    None of the Company, the Trustee, or any agent for payment on or registration of transfer or exchange of any Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Offered Bonds will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Offered Bonds will trade in the DTC's Same-Day Funds Settlement System until maturity or until the Offered Bonds are issued in certificated form, and secondary market trading activity in the Offered Bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Offered Bonds.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an Underwriting Agreement dated March 11, 1998 (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Offered Bonds set forth opposite its name below:

NAME                                                                 AMOUNT
                                                                  ------------
Salomon Brothers Inc............................................  $ 25,000,000
ABN Amro........................................................  $ 25,000,000
BancAmerica.....................................................  $ 25,000,000
Bear Stearns & Co. Inc..........................................  $ 25,000,000
Chase Securities Inc............................................  $ 25,000,000
Nationsbanc.....................................................  $ 25,000,000
                                                                  ------------
      Total.....................................................  $150,000,000
                                                                  ------------
                                                                  ------------

    The Underwriting Agreement provides that the Underwriters are required to take and pay for all of the Offered Bonds, if any are taken. The obligations of the Underwriters are subject to certain conditions precedent set forth in the Underwriting Agreement.

    The Underwriters have advised the Company as follows:

        The Underwriters propose to offer the Offered Bonds to the public initially at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of such Offered Bonds. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% to certain other dealers. After the Offered Bonds are released for sale to the public, the public offering price and the concessions to dealers may be changed by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Offered Bonds of this series are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Offered Bonds on a national securities exchange. The Underwriters have advised the Company that they intend to make a market in the Offered Bonds but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market of the Offered Bonds.

    Until the distribution of the Offered Bonds is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Offered Bonds. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Bonds. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Bonds.

    If the Underwriters create a short position in the Offered Bonds in connection with the offering, i.e., if they sell more than the aggregate principal amount of Offered Bonds that is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short option by purchasing the Offered Bonds in the open market.

    The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Offered Bonds in the open market to reduce the Underwriters short position or to stabilize the price of the Offered Bonds, they may reclaim the amount of the selling concessions from the Underwriters and selling group members who sold those Offered Bonds as part of the offering.

    From time to time, in the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company and its affiliates.

                                   PROSPECTUS
                         NORTHERN STATES POWER COMPANY
                           (A MINNESOTA CORPORATION)
                              FIRST MORTGAGE BONDS

                                ---------------

    Northern States Power Company, a Minnesota corporation (the "Company"), may offer for sale from time to time up to $300,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"), in one or more series, on terms and in amounts to be determined at the time of sale. The aggregate principal amount, rate or rates (or method of calculation) and time or times and place of payment of interest, maturity or maturities, offering price, any redemption terms or other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered (the "Offered Bonds") will be set forth in a supplement to this Prospectus (the "Prospectus Supplement").

    The Company may sell the New Bonds through underwriters or dealers, directly to a limited number of institutional purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the distribution of the Offered Bonds and any applicable commissions or discounts and the net proceeds to the Company from such sale.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
      ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 11, 1998

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW BONDS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information on file can be inspected at the public reference offices of the Commission currently at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York, at the office of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, and at the office of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California, on which exchanges the Company's Common Stock is listed. In addition, electronically filed documents, including reports, proxy statements and other information regarding the Company can be obtained from the Commission's website at http://www.sec.gov. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by a holder.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus:

       1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

       2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

       3. The Company's Current Reports on Form 8-K dated January 8, 1997, January 21, 1997, January 24, 1997, January 31, 1997, April 22, 1997,
           May 19, 1997, May 30, 1997, July 30, 1997, September 19, 1997,
           December 19, 1997 and March 4, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, NORTHERN STATES POWER COMPANY, 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401 (612-330-7550).

                                      [LOGO]

    Northern States Power Company, a Minnesota corporation (the "Company"), is an operating public utility engaged in the generation, transmission and distribution of electricity in Minnesota, North Dakota and South Dakota, and the distribution of natural gas in Minnesota and North Dakota. Through its wholly-owned subsidiary, Northern States Power Company, a Wisconsin corporation, NSP also is engaged in the generation, transmission and distribution of electricity and the distribution of natural gas in Wisconsin and Michigan.

    The Company's other primary subsidiaries include NRG Energy, Inc. ("NRG"), which operates and has ownership interests in independent, non-regulated power and energy businesses in the United States and other countries; Viking Gas Transmission Company ("Viking"), which owns and operates a 500-mile interstate natural gas pipeline providing gas transportation services to customers in the Upper Midwest from connections with three major pipelines in the United States and Canada; Eloigne Company ("Eloigne") which has ownership interests in affordable housing projects, principally within the Company's service territory; and Energy Masters International Inc. (formerly Cenerprise, Inc.) ("Energy Masters"), which delivers natural gas and electric products and services to commercial and industrial customers, utilities, municipalities and energy marketers, and offers performance contracting to customers nationwide. The Company and its subsidiaries collectively are referred to herein as NSP.

    For the year ended December 31, 1997, NSP reported assets of $7.1 billion, revenues of approximately $2.7 billion, after tax income from ongoing operations of $260.4 million (excluding merger costs and the write-down of an NRG project) and earnings per common share from ongoing operations of $3.54 (excluding merger costs and the write-down of an NRG project). For this same period, the earnings contributions of NRG, Eloigne and Energy Masters were $0.39, $0.06 and $(0.15) per share, respectively.

    The Company was incorporated in 1909 under the laws of Minnesota. The Company's executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401 (Phone 612-330-5500).

    Of the approximately three million people served by the Company and NSP-Wisconsin, the majority are concentrated in the Minneapolis-St. Paul Metropolitan Area. In 1997, about 63 percent of NSP's electric retail revenue was derived from sales in the Minneapolis-St. Paul Metropolitan Area and about 54 percent of gas revenues came from sales in the St. Paul area. NSP's electric generation for 1997 was provided for by coal (62%), nuclear (34%), and renewable and other fuels (4%). NSP currently operates three nuclear units that were placed in service in 1971, 1973 and 1974. NSP has no additional nuclear units under construction.

                                USE OF PROCEEDS

    The proceeds from the sale of the New Bonds will be added to the general funds of the Company and used for general corporate purposes, which may include the purchase or redemption of one or more series of outstanding first mortgage bonds and the repayment of outstanding short-term borrowings incurred in connection with NSP's continuing construction program. Short-term borrowings of the Company aggregated $260.4 million as of December 31, 1997. The specific allocation of the proceeds of a particular series of the Offered Bonds will be described in the Prospectus Supplement.

                    NSP'S RATIO OF EARNINGS TO FIXED CHARGES

                                  YEAR ENDED DECEMBER 31,
                                ----------------------------
                                1997  1996  1995  1994  1993
                                ----  ----  ----  ----  ----
Ratio of Earnings to Fixed
 Charges......................  2.9   3.8   3.9   4.0   4.0

    For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before accounting change plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

    Assuming that variable interest rate debt continues at interest rates applicable on December 31, 1997, the annual interest requirement on long-term debt of NSP outstanding at December 31, 1997, was $142,878,000.

                            DESCRIPTION OF NEW BONDS

    Each series of New Bonds is to be an initial issue of a new series of first mortgage bonds (the "Bonds") issued under the Trust Indenture dated February 1, 1937 (the "1937 Indenture") as supplemented by 44 supplemental trust indentures (collectively, the "Supplemental Indentures"), a Supplemental and Restated Trust Indenture dated May 1, 1988 (the "Restated Indenture") and a new supplemental trust indenture for such series of New Bonds (the "New Supplemental Indenture"), all from the Company to Harris Trust and Savings Bank, as trustee (the "Trustee"). The 1937 Indenture, as supplemented by the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture herein are referred to collectively as the "Indenture." Excluding the New Bonds, there will be 16 series of Bonds in an aggregate principal amount of $1.17 billion outstanding under the Indenture. Copies of the 1937 Indenture, the Supplemental Indentures, the Restated Indenture and the form of the New Supplemental Indenture are filed as Exhibits 4.01A to 4.01UU to the Registration Statement and the statements herein made (being for the most part succinct summaries of certain provisions of the Indenture) are subject to the detailed provisions of the 1937 Indenture, the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture which are incorporated herein by reference.

    The Restated Indenture amends and restates the 1937 Indenture and the Supplemental Indentures. The Restated Indenture will not become effective and operative until all Bonds of each series issued under the Indenture prior to May 1, 1988 shall have been retired through payment or redemption (including those Bonds "deemed to be paid" within the meaning of that term as used in Article XVII of the 1937 Indenture) or (except as described below) until the holders of the requisite principal amount of such Bonds shall have consented to the amendments contained in the Restated Indenture (herein, the "Effective Date"). Holders of the New Bonds and of each series of Bonds issued under the Indenture after May 1, 1988 likewise will be bound by the amendments contained in the Restated Indenture when they become effective and operative. If the consent of the holders of Bonds of each series issued prior to May 1, 1988 is not obtained or such Bonds are not retired prior to their maturity, the Company presently expects the Restated Indenture to become effective no earlier than December 1, 2006.

    The following summary of the provisions of the Indenture includes, where applicable, a discussion of the amendments contained in the Restated Indenture. References are made to specific Article and Section numbers of the 1937 Indenture, the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture. Unless the context indicates otherwise, words or phrases defined in the 1937 Indenture, the Supplemental Indentures, the Restated Indenture or the New Supplemental Indenture are capitalized and used with the same meanings herein.

TERMS OF NEW BONDS

    The New Bonds will be issued as fully registered bonds without coupons in denominations of multiples of $1,000. New Bonds may be issued in temporary form if, for any reason, the Company is unable to deliver New Bonds in definitive form. Principal and interest are to be payable in Chicago, Illinois, at Harris Trust and Savings Bank or in New York, New York at Harris Trust Company of New York. New Bonds will be interchangeable in the manner provided in Article II of the New Supplemental Indenture. The New Bonds may be issued in book-entry form through the facilities of a depository. The description of any book-entry arrangements will be contained in the Prospectus Supplement.

    No charge will be made by the Company for any exchange or transfer of New Bonds, other than for any taxes or other governmental charges.

    Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms and other information with respect to the Offered Bonds: (1) the designation and aggregate principal amount of such Offered Bonds; (2) the date or dates on which such Offered Bonds will mature;
(3) the rate or rates per annum (or method of calculation) at which such Offered Bonds will bear interest and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest; and (6) any optional or mandatory redemption terms or other specific terms applicable to the Offered Bonds. The holders of the outstanding Bonds do not, and the holders of the New Bonds will not, have the right to tender such Bonds to the Company for repurchase upon the Company becoming involved in a highly leveraged or change in control transaction. The Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, bondholders would have the security afforded by the first mortgage lien on substantially all the Company's property as described under the subcaption "Security for New Bonds" below. In addition, any change in control transaction and any incurrence of additional indebtedness (as first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

SECURITY FOR NEW BONDS

    In the opinion of counsel for the Company, the New Bonds when issued will be secured equally and ratably, except as to sinking fund provisions, with all other outstanding Bonds by a valid and direct first mortgage lien on all of the real and fixed properties, leasehold rights, franchises and permits then owned by the Company subject only (a) to Permitted Liens and (b) as to parts of the Company's property, to certain easements, conditions, restrictions, leases and similar encumbrances which do not affect the Company's use of such property in the usual course of its business, to certain minor defects in titles which are not material and to defects in titles to certain properties not essential to the Company's business. The Indenture contains provisions for subjecting to the lien thereof all property, rights and franchises (except as otherwise expressly provided) acquired by the Company after the date of the 1937 Indenture. Such provisions might not be effective as to property acquired, within 90 days prior and subsequent to the filing of a case, with respect to the Company, under the United States Bankruptcy Code. The opinion of counsel does not cover titles to easements for water flowage purposes or rights-of-way for electric and gas transmission and distribution facilities, steam mains and telephone lines. However, the Company has the power of eminent domain in the states in which it operates.

    The Indenture provides that no prior liens, other than Permitted Liens, may be created or permitted to exist upon the mortgaged and pledged property whether now owned or hereafter acquired. (Section 4 of Article VIII of the 1937 Indenture.) Following the retirement of the Bonds of each series issued prior to May 1, 1988, the Restated Indenture will amend the foregoing provisions to allow Permitted Encumbrances on the mortgaged and pledged property. Permitted Encumbrances include Permitted Liens and (a) rights of Persons who are parties to agreements with the Company relating to property owned or used jointly (in common) by the Company with such Persons, provided (i) that such rights do not materially impair the use of such jointly owned or used property in the normal operation of the Company's business and do not materially affect the security afforded by the Indenture and (ii) that such rights are not inconsistent with the remedies of the Trustee upon a Completed Default; (b) (i) leases existing at the Effective Date of the Restated Indenture affecting property owned by the Company on the Effective Date; (ii) leases which do not interfere in any material respect with the use of the related property for the purpose for which it is held by the Company and which will not have a material adverse impact on the security afforded by the Indenture or (iii) other leases relating to not more than 5% of the sum of the Company's Depreciable Property and Land; and (c) any mortgage, lien, charge or encumbrance prior or equal to the Lien of the Indenture, other than a Prepaid Lien, existing at the date any property is acquired by the Company, provided that at the date of acquisition of such property: (i) no Default has occurred and is continuing; (ii) the principal amount of indebtedness outstanding under and secured by such mortgage, lien, charge or encumbrance shall not exceed 66 2/3% of the lesser of the Cost or Fair Value of the property so acquired; and (iii) each such mortgage, lien, charge or encumbrance shall apply only to the property and improvements originally subject thereto and that the Company shall cause to be closed all mortgages or other liens existing at the time of acquisition of any property thereafter acquired by the Company and will permit no additional indebtedness to be issued thereunder or secured thereby. (Section 1.03 of the Restated Indenture.)

    Following the retirement of the Bonds of each series issued prior to May 1, 1988, the holders of 66 2/3% of the principal amount of Bonds Outstanding may
(a) consent to the creation or existence of a Prior Lien with respect to up to 50% of the sum of the Company's Depreciable Property and Land, after giving effect to such Prior Lien or (b) terminate the Lien of the Indenture with respect to up to 50% of the sum of the Company's Depreciable Property and Land. (Section 18.02(e) of the Restated Indenture.)

    The Indenture is not a lien on the properties of NSP-Wisconsin, nor is the stock of NSP-Wisconsin, NRG, Viking or any other subsidiary owned by the Company pledged thereunder.

SINKING FUND PROVISIONS

    The sinking fund redemption provision, if any, for each series of the New Bonds will be set forth in the related Prospectus Supplement. As an annual sinking fund, the Company covenants to pay to the Trustee annually, on October 1, an amount sufficient to redeem, for sinking fund purposes, 1% of the highest amount, at any time outstanding, of each outstanding series of Bonds, other than Bonds of the Series due April 1, 2003, Bonds of the Series due December 1, 2000, Bonds of the Series due December 1, 2005, Bonds of the Series due February 1, 1999, Bonds of the Series due October 1, 2001, Bonds of the Series due July 1, 2025 and other than Pollution Control Series C, J, K, L, M, N, O, P and Resource Recovery Series I. Sinking fund payments may be offset by (a) application of net Permanent Additions of a Cost or Fair Value, whichever is less, equal to 150% of the principal amount of Bonds which otherwise would be required to be retired by the sinking fund or (b) retirement or delivery to the Trustee of Bonds of the series for which the sinking fund is applicable. The Trustee is required to apply sinking fund money to the purchase or redemption of Bonds of the series for which such money is applicable. (Article III of each Supplemental Indenture except those dated June 1, 1942, February 1, 1944, October 1, 1945, July 1, 1948, August 1, 1949, August 1, 1957, October 1, 1992, April 1, 1993, December
1, 1993, February 1, 1994, October 1, 1994, June 1, 1995 and those relating to each Pollution Control Series and to Resource Recovery Series I.)

    Certain of the Bonds of Resource Recovery Series I are subject to a mandatory sinking fund applicable to each respective series. (Section 3.02 of the Supplemental Indenture dated December 1, 1984.)

MAINTENANCE PROVISIONS

    As a Maintenance Fund for the Bonds, the Company covenants to pay to the Trustee annually on May 1 an amount equal to 15% of the Consolidated Gross Operating Revenues of the Company for the preceding calendar year, after deducting from such revenues: (a) cost of electricity and gas purchased for resale, (b) rentals paid for utility property, less credits at the Company's option for (i) maintenance, (ii) property retirements offset by Permanent Additions, (iii) retirements of Bonds and (iv) Cost or Fair Value, whichever is less, of Permanent Additions after deducting property retirements. Withdrawals from the Maintenance Fund may be made on the basis of retirements of Bonds and net Permanent Additions, but cash in excess of $100,000 remaining on deposit in the Maintenance Fund for more than three years must be used for the purchase or redemption of Bonds. Any such redemption would be at the applicable regular redemption price of the Bonds to be redeemed and subject to any restrictions on the redemption of such Bonds. (Article IX of the 1937 Indenture; Article IV of the Supplemental Indenture dated June 1, 1952.)

    The Restated Indenture will amend the foregoing provisions of the Indenture by replacing the current Maintenance Fund deposit formula with the requirement that the Company pay to the Trustee annually on May 1 an amount equal to 2.50% of its Completed Depreciable Property as of the end of the preceding calendar year, after deducting credits at the Company's option for (a) maintenance, (b) property retirements offset by Permanent Additions, (c) retirements of Bonds and
(d) Amounts of Established Permanent Additions. (Section 9.01 of the Restated Indenture.) The Restated Indenture further provides that to the extent that Maintenance Fund credits exceed 2.50% of Completed Depreciable Property for any year after 1987, such excess credits may be applied in future years (a) to offset any Maintenance Fund deficiency or (b) to increase the Amount of Established Permanent Additions available for use under the Indenture. (Section
9.05 of the Restated Indenture.) In addition, the Restated Indenture eliminates the requirement that cash in excess of $100,000 remaining on deposit in the Maintenance Fund for more than three years be used for the purchase or redemption of Bonds.

    The Company has covenanted to maintain its properties in adequate repair, working order and condition. (Section 6 of Article VIII of the 1937 Indenture;
Section 8.06 of the Restated Indenture.)

ISSUANCE OF ADDITIONAL BONDS

    The maximum principal amount of Bonds that may be issued under the Indenture is not limited, except as described below. Additional Bonds may be issued on the basis of (a) 60% of the Cost or Fair Value, whichever is less, of Permanent Additions after deducting retirements (Article V of the 1937 Indenture; also Sections 1 and 3 of Article III of the Supplemental Indenture dated February 1,
1944); (b) retired Bonds, which have not been otherwise used under the Indenture (Article VI of the 1937 Indenture); and (c) deposit of an equal amount of cash with the Trustee, which cash may be withdrawn on the same basis as additional Bonds may be issued under clauses (a) and (b) above. (Article VII of the 1937 Indenture; Section 2 of Article III of the Supplemental Indenture dated February 1, 1944; and Article IV of the Supplemental Indenture dated June 1, 1952.) The Restated Indenture will amend the foregoing provisions of the Indenture by increasing the percentage in clause (a) above from 60% to 66 2/3%. (Section 5.03 of the Restated Indenture.)

    The New Bonds will be issued under clause (a) and/or (b) above. At December 31, 1997, the amount of net Permanent Additions available for the issuance of Bonds exceeded $4.3 billion, of which $500 million could be used for the authentication of $300 million principal amount of the New Bonds. As of December 31 1997, $249 million of retired Bonds were available for the authentication of up to $249 million of New Bonds.

    No additional Bonds may be issued on the basis of clause (a), clause (b) under specified conditions, or clause (c), unless the Earnings Applicable to Bond Interest for a specified twelve-month period are equal to twice the annual interest requirements on the Bonds, including those about to be issued. (Section 4 of Article V, Section 2 of Article VI, and Section 1 of Article VII of the 1937 Indenture.)

    Permanent Additions include: the Company's electric and steam generating, transmission and distribution properties; the Company's gas storage and distribution properties; construction work-in-progress; and fractional and undivided property interests of the Company. (Section 4 of Article I of the 1937 Indenture; Section 1.03 of the Restated Indenture.) Under the Restated Indenture, Permanent Additions also will include property used for providing telephone or other communication services and engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports associated with the acquisition or construction of any Depreciable Property. (Section 1.03 of the Restated Indenture.)

    Assuming that the interest cost on variable rate Bonds is at the maximum allowable rate, Earnings Applicable to Bond Interest for the twelve months ended December 31, 1997, would be 4.2 times the annual interest requirements on the Bonds including the New Bonds at an assumed 6.5% interest rate. Additional Bonds may vary from the Offered Bonds as to maturity, interest rate, redemption prices, and sinking fund, and in certain other respects. (Article II of the 1937 Indenture and Article II of the Restated Indenture.) The Restated Indenture will amend the Indenture by requiring that Earnings Applicable to Bond Interest for a specified twelve-month period be equal to twice the annual interest requirements on the Bonds, including those about to be issued, and any obligations secured by Prior Liens and any indebtedness secured by Permitted Encumbrances. (Sections
1.03 and 5.04 of the Restated Indenture.) Under the Restated Indenture, the calculation of Earnings Applicable to Bond Interest will include all non-utility revenues of the Company. (Section 1.03 of the Restated Indenture.)

PROVISION LIMITING DIVIDENDS ON COMMON STOCK

    The Company has covenanted that the sum of (i) all dividends and distributions on the common stock of the Company after September 30, 1954 (other than in common stock), and (ii) the cost of all shares of its common stock acquired by it after that date shall not exceed the sum of (a) the earned surplus of the Company and its Qualified Subsidiary Companies, consolidated, at September 30, 1954, and (b) an amount equal to the consolidated net income of the Company and its Qualified Subsidiary Companies, earned after September 30, 1954, after making provision for all dividends accruing after that date on preferred stock of the Company and after taking into consideration all proper charges and credits to earned surplus made after that date. In computing net income for the purpose of this covenant, there will be deducted an amount, if any, by which 15% of the Consolidated Gross Operating Revenues of such companies, after certain deductions, exceeds the aggregate of the amounts expended for maintenance and appropriated for reserves for renewals, replacements, retirements, depreciation or depletion. (Article IV of the Supplemental Indenture dated October 1, 1954.) As of 1957, the Company no longer had any Qualified Subsidiary Companies. This provision has not impaired the Company's ability to pay dividends in the past and is not expected to do so in the future.

    The Restated Indenture will replace the dividend restriction described above with the requirement that (a) the sum of: (i) all dividends and distributions on the Company's common stock after the Effective Date of the Restated Indenture (other than in common stock) and (ii) the amount, if any, by which the Considerations given by the Company for the purchase or other acquisition of its common stock after the Effective Date exceeds the Considerations received by it after the Effective Date from the sale of common stock, shall not exceed (b) the sum of (i) the retained earnings of the Company at the Effective Date, and (ii) an amount equal to the net income of the Company earned after the Effective Date, after deducting all dividends accruing after the Effective Date on all classes and series of preferred stock of the Company and after taking into consideration all proper charges and credits to earned surplus made after the Effective Date. In computing net income for the purpose of this amended covenant, there will be deducted the amount, if any, by which, after the date commencing 365 days prior to the Effective Date, the actual expenditures or charges for ordinary repairs and maintenance and the charges for reserves, renewals, replacements, retirements, depreciation and depletion are less than 2.50% of the Company's Completed Depreciable Property. (Section 8.07 of the Restated Indenture.)

RELEASE PROVISIONS

    The Indenture contains provisions permitting the release from its lien of any property upon depositing or pledging cash or certain other property of comparable Fair Value. The Indenture also contains provisions for the sale or other disposal of securities not pledged under the Indenture, contracts, accounts, motor cars, and certain equipment and supplies; for the cancellation, change or alteration of leases, rights-of-way and easements; and for the surrender and modification of any franchise or governmental consent subject to certain restrictions; in each case without any release or consent by the Trustee or accountability thereto for any consideration received by the Company. (Article XI of the 1937 Indenture and Article XI of the Restated Indenture.)

    Following the retirement of the Bonds of each series issued prior to May 1, 1988, (a) the Company may sell or otherwise dispose of, free of the Lien of the Indenture, all motor vehicles, vessels and marine equipment, railroad cars, engines and related equipment, airplanes, office furniture and leasehold interests in property owned by third parties and (b) the Company may enter into leases with respect to the property subject to the Lien of the Indenture which do not interfere in any material respect with the use of such property for the purpose for which it is held by the Company and will not have a material adverse impact on the security afforded by the Indenture. (Section 11.02(b) of the Restated Indenture.)

    Following the retirement of the Bonds of each series issued prior to May 1, 1988, any of the mortgaged and pledged property may be released from the Lien of the Indenture if, after such release, the Fair Value of the remaining mortgaged and pledged property equals or exceeds a sum equal to 150% of the aggregate principal amount of Bonds Outstanding. (Section 11.03(k) of the Restated Indenture.) When effective and upon satisfaction of the requirements set forth in the Indenture, this provision would permit the Company to spin-off or otherwise dispose of a substantial amount of assets or a line of business without depositing cash or property with the Trustee or obtaining the consent of the bondholders.

MODIFICATION OF THE INDENTURE

    With the consent of the Company, the provisions of the Indenture may be changed by the affirmative vote of the holders of 80% in principal amount of the Bonds Outstanding except that, among other things, the maturity of a Bond may not be extended, the interest rate reduced, nor the terms of payment of principal or interest changed without the consent of the holder of each Bond so affected. (Article XVIII of the 1937 Indenture.)

    The Supplemental Indenture dated May 1, 1985 amended the foregoing provisions of the Indenture by reducing the 80% requirement to 66 2/3%. This amendment will not become effective and operative until all Bonds of each series issued prior to May 1, 1985 shall have been retired or until all the holders thereof shall have consented to such amendment. Holders of the New Bonds and of each subsequent series issued under the Indenture will likewise be bound by the amendment when it becomes effective and operative. (Article VI of the Supplemental Indenture dated May 1, 1985 and Section 18.02 of the Restated Indenture.)

CONCERNING THE TRUSTEE

    In case of a Completed Default either the Trustee or the holders of 25% in principal amount of (i) the Bonds Outstanding or (ii) the Bonds affected by such default, may declare the Bonds due and payable subject to the right of the holders of a majority of the Bonds then Outstanding to rescind or annul such action. Further, it is obligatory upon the Trustee to take the actions provided in the Indenture to enforce payment of the Bonds and the Lien of the Indenture upon being requested to do so by the holders of a majority in principal amount of the Bonds. However, the holders of a majority in principal amount of the Bonds may direct the taking of any such action or the refraining therefrom as is not contrary to law or the Indenture. As a condition precedent to certain actions, the Trustee may require adequate indemnity against the costs, expenses and liabilities to be incurred therein or thereby. (Article XIII of the 1937 Indenture; Section 6 of Article VI of Supplemental Indenture dated February 1, 1944; Section 4.03 of Supplemental Indenture dated October 1, 1945 and Article XIII of the Restated Indenture.)

DEFAULTS

    The following is a summary of events defined in the Indenture as Completed
Defaults: (a) default in payment of principal of any Bond, (b) default continued for 90 days in payment of interest on any Bond, (c) default in the covenant contained in Section 11 of Article VIII of the Indenture (Section 8.11 of the Restated Indenture) with respect to bankruptcy, insolvency, assignment or receivership and (d) default continued for 90 days after notice in the performance of any other covenant, agreement or condition. (Section 4.02 of the Supplemental Indenture dated October 1, 1945 and Section 13.01 of the Restated Indenture.)

    The Trustee is required to give notice to bondholders (1) within 90 days after the occurrence of a default known to the Trustee within such period, or
(2) if the Trustee is unaware of a default during such period, then, within 30 days after the Trustee knows of such default, unless such default shall have been cured before giving such notice; provided that, except in the case of a default resulting from the failure to make any payment of principal of or interest on any Bonds or to make any sinking fund payment, the Trustee may withhold such notice upon determination in good faith by the board of directors, the executive committee or a trust committee of directors or responsible officers of the Trustee that the withholding of such notice is in the interest of the bondholders. (Section 4 of Article V of the Supplemental Indenture dated February 1, 1944 and Section 16.02 of the Restated Indenture.)

    The Company is required to file with the Trustee such information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Indenture as may be required by the rules and regulations of the Commission including a certificate, furnished not less frequently than annually, as to the Company's compliance with all of the conditions and covenants under the Indenture. (Section 8 of Article III of the Supplemental Indenture dated February 1, 1944 and Section 8.18 of the Restated Indenture.)

GENERAL

    Whenever all indebtedness secured thereby shall have been paid, or adequate provision therefor made, the Trustee shall cancel and discharge the Indenture. (Article XVII of the 1937 Indenture and Article XVII of the Restated Indenture.) After the Effective Date, the Company may deposit with the Trustee any combination of cash or Government Obligations in order to provide for the payment of any series or all of the Bonds Outstanding. The Indenture also provides that the Company shall furnish, to the Trustee, Officers' Certificates, certificates of an Engineer, Appraiser or other expert and, in certain cases, Accountants' Certificates in connection with the authentication of Bonds, the release or release and substitution of property and certain other matters, and Opinions of Counsel as to the Lien of the Indenture and certain other matters. (Article IV of the Supplemental Indenture dated February 1, 1944; Articles IV, V, VI, VII, XI and XVII and Section 20.08 of the Restated Indenture.)

                                 LEGAL OPINIONS

    Legal opinions relating to the New Bonds will be rendered by Gary R. Johnson, 414 Nicollet Mall, Minneapolis, Minnesota, counsel for the Company, and by Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a Prospectus Supplement. Gary
R. Johnson is Vice President and General Counsel of the Company and is the beneficial owner of 34,993 shares of Company Common Stock. Matters pertaining to local laws will be passed upon by counsel for the Company and as to these matters Gardner, Carton & Douglas will rely on their opinions. The opinion contained in this Prospectus under "Description of New Bonds--Security for New Bonds," is the opinion of Gary R. Johnson. Gardner, Carton & Douglas has acted from time to time as special counsel for NSP in connection with certain matters.

                                    EXPERTS

    The consolidated historical financial statements of the Company as of and for the years ended December 31, 1997 and 1996 incorporated in this Prospectus by reference to the Company's Form 8-K dated March 4, 1998, the consolidated historical financial statements of Wisconsin Energy Corporation incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the consolidated financial statements of NRG as of and for the years ended December 31, 1996 and 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated May 30, 1997, have been so incorporated in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated historical financial statements for the Company for the year ended December 31, 1994 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

    The Company may sell the New Bonds (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to each series of Offered Bonds will set forth the terms of the offering of such Offered Bonds, including the name or names of any underwriters, the purchase price of such Offered Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Bonds may be listed. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Offered Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to the Offered Bonds together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Bonds if any are purchased.

    Offered Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Bonds in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent.

    Any underwriters, dealers or agents participating in the distribution of the Offered Bonds may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Bonds may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              -------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Concurrent Offering of Additional First
  Mortgage Bonds...............................        S-2
Use of Proceeds................................        S-2
Supplemental Description of Offered Bonds......        S-2
Underwriting...................................        S-5
                        PROSPECTUS
Available Information..........................          2
Documents Incorporated by Reference............          2
NSP............................................          3
Use of Proceeds................................          3
NSP's Ratio of Earnings to Fixed Charges.......          3
Description of New Bonds.......................          4
Legal Opinions.................................         10
Experts........................................         11
Plan of Distribution...........................         11

                                  $150,000,000

                             NORTHERN STATES POWER
                                    COMPANY
                           (A MINNESOTA CORPORATION)

                          6 1/2% FIRST MORTGAGE BONDS
                            SERIES DUE MARCH 1, 2028

                                    --------

                    P R O S P E C T U S S U P P L E M E N T

                                 MARCH 11, 1998

                                   ---------

                              SALOMON SMITH BARNEY
                                    ABN AMRO
                                  BANCAMERICA
                            BEAR STEARNS & CO. INC.
                             CHASE SECURITIES INC.
                                  NATIONSBANC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------